    As filed with the Securities and Exchange Commission on October 31, 1997

                             Registration Statement Nos. 333-28085, 333-28085-01
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 ON
                                   FORM S-3 TO
                             REGISTRATION STATEMENT
                                   ON FORM S-4
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

          PATRIOT AMERICAN HOSPITALITY, INC.                           PATRIOT AMERICAN HOSPITALITY
                                                                             OPERATING COMPANY
(Exact Name of Registrant as Specified in its Charter)    (Exact Name of Registrant as Specified in its Charter)
                       DELAWARE                                                  DELAWARE
           (State or Other Jurisdiction of                            (State or Other Jurisdiction of
            Incorporation or Organization)                             Incorporation or Organization)
                      94-0358820                                                94-2878485
         (I.R.S. Employer Identification No.)                      (I.R.S. Employer Identification No.)
                   3030 LBJ Freeway                                          3030 LBJ Freeway
                      Suite 1500                                                Suite 1500
                   Dallas, TX 75234                                          Dallas, TX 75234
                    (972) 888-8000                                            (972) 888-8000
      (Address, Including Zip Code, and Telephone               (Address, Including Zip Code, and Telephone
            Number, Including Area Code, of                           Number, Including Area Code, of
       Registrant's Principal Executive Offices)                 Registrant's Principal Executive Offices)
                   PAUL A. NUSSBAUM                                          PAUL A. NUSSBAUM
    Chairman of the Board, Chief Executive Officer           Chairman of the Board and Chief Executive Officer
                     and President                            Patriot American Hospitality Operating Company
          Patriot American Hospitality, Inc.                                 3030 LBJ Freeway
                   3030 LBJ Freeway                                          Dallas, TX 75234
                   Dallas, TX 75234                                           (972) 888-8000
                    (972) 888-8000                                (Name, Address, Including Zip Code, and
        (Name, Address, Including Zip Code, and                  Telephone Number, Including Area Code and
        Telephone Number, Including Area Code,                             of Agent for Service)
                 of Agent for Service)


                              --------------------
                                   copies to:

                             GILBERT G. MENNA, P.C.
                            KATHRYN I. MURTAGH, ESQ.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                              Boston, MA 02109-2881
                                 (617) 570-1000

                              --------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

                                   PROSPECTUS

                    7,535,827 Shares of Paired Common Stock

                       Patriot American Hospitality, Inc.

                 Patriot American Hospitality Operating Company


    For purposes of this Prospectus, unless the context otherwise requires, (i) the term "Corporation" includes Patriot American Hospitality, Inc., a Delaware Corporation, PAH GP, Inc. ("PAH GP"), PAH LP, Inc. ("PAH LP"), each of which is a Delaware corporation and a wholly-owned subsidiary of Patriot American Hospitality, Inc., a Delaware corporation, Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Realty Partnership"), and their respective subsidiaries, (ii) the term "Operating Company" includes Patriot American Hospitality Operating Company, a Delaware Corporation, and Patriot American Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership" and, together with the Realty Partnership, the "Partnerships"), and their respective subsidiaries, (iii) the term "Companies" includes the Corporation and the Operating Company, (iv) the term "Unit Pair" means a unit of limited partnership interest in the Realty Partnership (a "Realty Partnership Unit") and a unit of limited partnership interest in the Operating Partnership (an "Operating Partnership Unit") and (v) the term "Unitholder" means either a holder of Realty Partnership Units (a "Realty Partnership Unitholder") or a holder of Operating Partnership Units (an "Operating Partnership Unitholder").

    This prospectus (the "Prospectus") relates to the possible issuance from time to time by the Companies of up to 7,535,827 shares of common stock ("Corporation Common Stock"), $.01 par value, of the Corporation and 7,535,827 shares of common stock ("Operating Company Common Stock"), $.01 par value, of the Operating Company, which are "paired" and trade as units consisting of one share of Corporation Common Stock and one share of Operating Company Common Stock (the "Paired Common Stock"), if and to the extent that Realty Partnership Unitholders of up to 7,535,827 Realty Partnership Units exercise their Redemption Right (as defined below) and such Realty Partnership Units are exchanged for shares of Corporation Common Stock or Operating Partnership Unitholders of up to 7,535,827 Operating Partnership Units exercise their Redemption Right and such Operating Partnership Units are exchanged for shares of Operating Company Common Stock.

    Pursuant to each of the Second Amended and Restated Agreement of Limited Partnership of the Realty Partnership, as amended to date (the "Realty Partnership Agreement"), and the Agreement of Limited Partnership of the Operating Partnership, as amended to date (the "Operating Partnership Agreement" and, together with the Realty Partnership Agreement, the "Partnership Agreements"), and subject to certain limitations, a Realty Partnership Unitholder or an Operating Partnership Unitholder, as the case may be, may tender all or a portion of its Realty Partnership Units to the Realty Partnership or its Operating Partnership Units to the Operating Partnership, respectively, for redemption for cash equal in value to one share of Corporation Common Stock or Operating Company Common Stock, as the case may be (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions) (the "Redemption Right"); provided, however, that each of the Companies may, in its sole and absolute discretion, acquire any Realty Partnership Units and Operating Partnership Units, respectively, so tendered for one share of Corporation Common Stock or Operating Company Common Stock, as the case may be (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions), or for cash in the amount described above.

    Each of the Partnership Agreements provides, however, that a Realty Partnership Unitholder may not exercise its Redemption Right unless it is entitled to exercise and simultaneously exercises its Redemption Right with respect to an equal number of Operating Partnership Units of the same class or series, or that an Operating Partnership Unitholder may not exercise its Redemption Right unless is entitled to exercise and simultaneously exercises its Redemption Right with respect to an equal number of Realty Partnership Units of the same class or series (the "Redemption Limitation"), as the case may be, so that the Companies may elect, upon the exercise of a Redemption Right, to deliver shares of Paired Common Stock in redemption of such Realty Partnership Units and Operating Partnership Units in lieu of paying cash. Furthermore, each of the Partnership Agreements provides that neither of the Companies may elect to acquire a Unit Pair tendered for redemption for a share of Paired Common Stock unless the other company also so elects. If the Companies do not agree to acquire such Unit Pair for a share of Paired Common Stock, the Unit Pair shall be redeemed by each of the Companies for cash.

    Each of the Companies anticipates that it generally will elect to acquire any Unit Pairs tendered for redemption by the issuance of shares of Paired Common Stock pursuant to this Prospectus rather than paying cash. As a result, the Companies may from time to time issue up to 7,535,827 shares of Paired Common Stock upon the acquisition of Realty Partnership Units and Operating Partnership Units tendered to the Realty Partnership and the Operating Partnership, respectively, for redemption. Accordingly, the Companies are registering the shares of Paired Common Stock to provide Realty Partnership Unitholders and Operating Partnership Unitholders with freely tradeable securities upon redemption. All shares of Paired Common Stock offered hereby are being sold by the Companies.

    The Unitholders and any agents, dealers or underwriters that participate with the Unitholders in the distribution of the shares of Paired Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of shares of Paired Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Companies and the Realty Partnership Unitholders and the Operating Partnership Unitholders.

    The Companies will not receive any proceeds from the issuance of any shares of Paired Common Stock, but will acquire Unit Pairs tendered to the Realty Partnership or the Operating Partnership, respectively, for redemption for which the Companies elect to issue shares of Paired Common Stock. With each such acquisition, the Corporation's and Operating Company's interest in the Realty Partnership and the Operating Partnership, respectively, will increase.

    See "Risk Factors" beginning on page 6 for certain factors relevant to an investment in the shares of Paired Common Stock.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
             NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is __________, 1997

                             AVAILABLE INFORMATION

    The Companies have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-4, as amended by this Post-Effective Amendment on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

    The Companies are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Companies can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are incorporated herein by reference:

Corporation and Operating Company

    1. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated (i) July 1, 1997 (Nos. 001-09319, 001-09320 filed July 15, 1997), (ii) July 15, 1997 (Nos. 001-09319, 001-
09320 filed July 21, 1997), (iii) July 22, 1997 (Nos. 001-09319, 001-09320 filed
July 22, 1997), (iv) September 17, 1997 (Nos. 001-09319, 001-09320 filed
September 17, 1997) and (v) September 30, 1997, as amended (Nos. 001-09319, 001-09320 filed October 14, 1997 and October 28, 1997);

    2. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended June 30, 1997; and

    3. The description of the paired shares of Corporation Common Stock and Operating Company Common Stock contained or incorporated by reference in the Corporation's and the Operating Company's Registration Statement on Form 8-A (Nos. 001-09319, 001-09320), including any amendments thereto.

California Jockey Club and Bay Meadows Operating Company

    1. Annual Report on Form 10-K of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal year ended December 31, 1996;

    2. Current Reports on Form 8-K of California Jockey Club and Bay Meadows Operating Company dated (i) February 24, 1997 (Nos. 001-09319, 001-09320 filed March 3, 1997) and (ii) May 28, 1997 (Nos. 001-09319, 001-09320 filed June 5,
1997);

    3. Quarterly Report on Form 10-Q of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997; and

    4. Quarterly Report on Form 10-Q/A of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997 (filed May 16, 1997).

Patriot American Hospitality, Inc. (Patriot)

    1. Annual Report on Form 10-K of Patriot American Hospitality, Inc., (No. 001-13898) for the fiscal year ended December 31, 1996;

    2. Current Reports on Form 8-K of Patriot American Hospitality, Inc., dated: (i) April 2, 1996, as amended (No. 001-13898 filed April 17, 1996 and June 14, 1996) reporting the acquisition of certain assets, (ii) December 5, 1996 (No. 001-13898 filed December 5, 1996) reporting the acquisition of certain assets, (iii) January 16, 1997, as amended (No. 001-13898 filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997 and May 19, 1997),
reporting the consummation of the acquisition of Carefree Resorts Corporation and Resorts Limited Partnership and certain other assets, (iv) February 24, 1997 (No. 001-13898 filed March 3, 1997) reporting the execution of a merger agreement between Patriot and California Jockey Club and (v) April 14, 1997, as amended (No. 001-13898 filed April 17, 1997 and April 18, 1997), reporting the execution of a merger agreement between Patriot and Wyndham Hotel Corporation and the related stock purchase agreement and the execution of agreements with partnerships affiliated with members of the Trammell Crow family providing for the acquisition by the Corporation of 11 full- service Wyndham-branded hotels; and

    3. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. (No. 001-13898) as of and for the fiscal quarter ended March 31, 1997.

    All other documents filed with the Commission by the Corporation or the Operating Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to 3030 LBJ Freeway, Suite 1500, Dallas, TX 75234, Attention:
Shareholder Relations (Telephone No. 972-888-8000).

    This Prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Companies' actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" below.


                                  RISK FACTORS

    Unitholders should carefully consider the following information in conjunction with the other information contained in this Prospectus in considering whether to exercise their Redemption Right.

Real Estate Investment Trust Tax Risks

    Dependence on Qualification as a Real Estate Investment Trust

    The Corporation will operate in a manner designed to permit it to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), but no assurance can be given that the Corporation will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Corporation's control. In addition, the Corporation's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as the Operating Company. The "grandfathering" rules governing Section 269B generally provide, however, that
Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if for any reason the Corporation had failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to it, in which case the Corporation would not qualify as a REIT for any taxable year. In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT (including the "grandfathering" rules of Section 269B) or the federal income tax consequences of such qualification.

    If the Corporation fails to qualify as a REIT, the Corporation will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if the Corporation failed to qualify as a REIT in 1983, the Corporation also will be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Corporation available for distribution to stockholders because of the additional tax liability to the Corporation for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Corporation's qualifying as a REIT, the Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Corporation.

    In order for the Corporation to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). In addition, rents paid by the Operating Company to the Corporation will not constitute qualifying income for purposes of the REIT income tests if any person actually or constructively owns 10% or more of the outstanding Paired Common Stock. For the purpose of preserving the Corporation's qualification as a REIT, the Amended and Restated Certificate of Incorporation of the Corporation (the "Corporation Charter") and the Amended and Restated Certificate of Incorporation of the Operating Company (the "Operating Company Charter" and, together with the Corporation Charter, the "Charters"), prohibit actual or constructive ownership of more than 9.8% of the outstanding shares of any class or series of the common stock or preferred stock (collectively, the "Equity Stock") of the Corporation or the Operating Company (the "Ownership Limit"). The constructive ownership rules are complex and may cause Equity Stock owned, actually or constructively, by a group of related or unrelated individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding Paired Common Stock (or the acquisition of an interest in an entity which owns Paired Common Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding Paired Common Stock, and thus subject such Paired Common Stock to the Ownership Limit. Actual or constructive ownership of Paired Common Stock in excess of the Ownership Limit would cause the violative transfer or ownership to be void or cause such shares to be transferred to a charitable trust and then sold to the Companies or to a person or entity who can own such shares without violating the Ownership Limit. See "Restrictions on Transfers of Capital Stock." In addition, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of shares, no absolute assurance can be given that the foregoing provisions will be effective to prevent a violation of the Ownership Limit and the consequent failure of the Corporation to qualify as a REIT.

    Adverse Effects of REIT Minimum Distribution Requirements

    In order to qualify as a REIT, the Corporation will be generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, if the Corporation disposes of assets acquired from a taxable C corporation during the ten-year period following such acquisition, the Corporation will be required to distribute at least 95% of the amount of built-in gain attributable to such assets (determined as of the date of the acquisition of the assets) that the Corporation recognizes in the subsequent disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations-- REIT Qualification--Built-In Gain Tax." The Corporation will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

    The Corporation intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Corporation's income will consist primarily of its share of the income of the Realty Partnership, and the Corporation's cash available for distribution will consist primarily of its share of cash distributions from the Realty Partnership. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require the Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

    Distributions by the Companies will be determined by their respective Board of Directors and depend on a number of factors, including the amount of cash available for distribution and the financial condition of the Companies, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of the Corporation), nontaxable return of capital, or a combination thereof. The Companies will provide stockholders with annual statements as to the taxability of distributions.

     Accumulated Earnings and Profits

     On April 14, 1997, the Corporation entered into a merger agreement with Wyndham Hotel Corporation ("Wyndham") through which the Corporation agreed to acquire Wyndham's portfolio of owned and leased hotels and management and franchise agreements for certain of Wyndham's hotels (the "Wyndham Acquisition"). See "The Companies--The Corporation."

    To maintain its qualification as REIT subsequent to the Wyndham Acquisition, the Corporation will be required to distribute to its stockholders following the Wyndham Acquisition for the Corporation's taxable year ending December 31, 1997 (assuming the Wyndham Acquisition is consummated on or prior to December 31, 1997) current and accumulated earnings and profits of Wyndham (as determined for federal income tax purposes). The dividend made to the Corporation's taxable U.S. Stockholders (as hereinafter defined) will be taken into account by such U.S. Stockholders as ordinary income to the extent it is made out of current or accumulated earnings and profits, and will not be eligible for the dividends received deduction generally available for corporations. See "Certain Federal Income Tax Considerations--Federal Income Taxation of Holders of Paired Shares."

    Wyndham has agreed that, at the closing date of the Wyndham Acquisition, Wyndham will deliver to the Corporation a statement of accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) as of a date not more than 30 days prior to the closing date of the Wyndham Acquisition, together with evidence of such accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) in a form reasonably satisfactory to the Corporation, and a statement of estimated accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) as of the closing date of the Wyndham Acquisition. Wyndham further agreed that prior to the closing date of the Wyndham Acquisition, (i) it will deliver to the Corporation, prior to December 25, 1997, a statement of accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) at the effective time of the Wyndham Acquisition and (ii) that the Corporation shall be entitled to rely on such statement for purposes of preparing and filing its federal, state, local and foreign tax returns required to be filed by it, determining the amount of dividends to be paid to stockholders and paying any taxes owned by it.

If the Internal Revenue Service (the "IRS") were to determine that Wyndham's actual earnings and profits exceeded the amount distributed, the Corporation would be disqualified as a REIT.

Failure to Manage Rapid Growth and Integrate Operations; New Businesses

    The Corporation is currently experiencing a period of rapid growth. The Companies are or will be responsible for the management and operation of several new businesses, including direct hotel management, branding and franchising and thoroughbred racing, which were previously not part of the operations of the Corporation's predecessor, Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"). In addition, the Companies may acquire other new businesses in the future. The integration of departments, systems and procedures presents a significant management challenge, and the failure to integrate new acquisitions into existing management and operating structures could have a material adverse effect on the results of operations and financial condition of the Corporation and the Operating Company.

Substantial Debt Obligations; No Limits on Indebtedness; Variable Rate Debt

    As of September 30, 1997, the Companies' combined debt was approximately $727.2 million and the Companies' ratio of combined debt to total market capitalization was approximately 21.7%. The Companies also may borrow additional amounts from the same or other lenders in the future, may assume debt in connection with acquisitions, or may issue corporate debt securities in public or private offerings. The Companies' organizational documents do not limit the amount of indebtedness the Companies may incur. Further, substantially all of the Companies' combined debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could adversely affect the Companies' ability to make distributions.

    There can be no assurance that the Companies will be able to meet their debt service obligations and, to the extent that they cannot, the Companies risk the loss of some or all of their assets, including the hotels. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Corporation or the Operating Company is in need of funds to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in properties at times which may not permit realization of the maximum return on such investments.

    The foregoing risks associated with debt obligations of the Companies may inhibit the ability of the Companies to raise capital in both the public and private markets.

Lack of Experience in Hotel Management Business

    The Corporation leases certain existing hotels and intends to lease other existing hotels and a significant portion of its newly-acquired hotels to the Operating Company. Although certain executives of the Corporation have hotel management experience, the Operating Company has no prior experience in the hotel management business. The future success of the Operating Company and its ability to operate hotels as well as manage future growth depend in large part on its ability to attract and retain key executive officers and other highly qualified personnel, especially in the area of hotel operations. There can be no assurance that the Operating Company will be able to attract and retain qualified personnel and the inability to do so could have a material adverse effect on the results of operations and financial condition of the Companies.

Potential Conflicts of Interest Between the Corporation and the Operating
Company

    The Corporation and the Operating Company are separate corporate entities with separate Boards of Directors. A majority of the directors of each of the Corporation and the Operating Company do not serve as directors or officers of the other company. In addition, the Corporation and the Operating Company generally have different employees, separate creditors and are subject to different state law licensing and regulatory requirements. As a result, the interests of the Board of Directors of each company may conflict and such conflicts may possibly rise to disputes between the companies. No assurance can be given that conflicts will not arise between the companies or that such conflicts will not have a material adverse effect on the results of operations and financial condition of the Corporation and the Operating Company. The Corporation and the Operating Company have the same Chief Executive Officer and Chief Financial Officer as well as two of the same directors. The Companies believe this overlap in management will help decrease the possibility of disagreements between the two companies. No assurance can be given, however, that these individuals' interests as officers and/or directors of one company will not conflict with their interests as officers and/or directors of the other company or that their actions as officers and/or directors of one company will not adversely affect the interests of the other company.

Dependence on Lessees and Payments under the Participating Leases

    The Corporation leases each of its existing hotels, except the Crowne Plaza Ravinia Hotel, the Marriott WindWatch Hotel and the hotels leased to the Operating Company, to lessees (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). The Corporation's ability to make distributions to stockholders depends primarily upon the ability of the Lessees to make rent payments under the Participating Leases (which is dependent primarily on the Lessees' ability to generate sufficient revenues from those hotels which are leased to them). A failure or delay to make such payments may be caused by reductions in revenue from such hotels or in the net operating income of the Lessees or otherwise. Any failure or delay by the Lessees in making rent payments may adversely affect the Corporation's ability to make distributions to stockholders.

Lack of Control Over Operations of the Leased Hotels

    The Corporation is dependent on the ability of the Lessees and the hotel management entities that manage the hotels (the "Operators") to manage the operations of hotels that are leased or operated by them. Under the terms of the Participating Leases, the Corporation has the authority to review annual budgets for the hotels which are leased to the Lessees and to approve certain items. However, the Corporation is unable to directly implement strategic business decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions with respect to such hotels.

Risk of Investment in Subsidiaries Controlled by Other Parties

    The Crowne Plaza Ravinia Hotel, the Marriott WindWatch Hotel and certain non-leasable assets related to the Carefree Resorts are each owned through a special purpose entity, specifically PAH Ravinia, Inc., PAH WindWatch, LLC and PAH Boulders, Inc., respectively (the "Non-Controlled Subsidiaries"). The equity securities of each of the Non-Controlled Subsidiaries are divided into two classes: voting securities and non-voting securities. The Realty Partnership owns all of the non-voting securities in each of the Non-Controlled Subsidiaries. With respect to PAH Ravinia, Inc. ("PAH Ravinia") and PAH WindWatch, LLC ("PAH WindWatch"), the Realty Partnership also owns, indirectly, 4% of the voting securities. Certain executive officers and/or directors of the Companies own, directly or indirectly, all of the voting securities of PAH Boulders, Inc. and the remaining 96% of the voting securities of PAH Ravinia and PAH WindWatch. Although the ownership interests of the Realty Partnership represent an approximately 99% economic interest in each of the Non-Controlled Subsidiaries, the Realty Partnership is not able to elect directors or managers. As a result, the Non-Controlled Subsidiaries may implement business policy decisions that would not have been implemented by the Corporation and that are adverse to the interests of the Corporation or that lead to adverse financial results. The Corporation intends to restructure the Non-Controlled Subsidiaries so that the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel may be leased to the Operating Company and certain non-leasable assets relating to the Carefree Resorts may be sold to the Operating Company. To effect such restructurings and asset sales, the Corporation will be required to obtain, along with any other third-party consents which may be required, the approval of those executive officers and/or directors of the Companies who have voting control over such Non-Controlled Subsidiaries. No assurances can be made that the executive officers will consent to such restructurings or asset sales.

Hotel Industry Risks

    Operating Risks

    The primary businesses of the Companies are buying, selling, leasing and managing hotels, which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than the Companies and the Lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years by increased room rates, (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal, (iv) increases in energy costs and other expenses of travel, which may deter travelers and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees and the Operating Company to generate revenues and to make lease payments and therefore the Corporation's ability to make distributions to stockholders.

    The Companies are also subject to the risk that in connection with the acquisition of hotels and hotel operating companies it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees, the Operators or the Operating Company, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until the Corporation or the Operating Company obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees, Operators or the Operating Company to generate revenues and make lease payments to the Corporation.

    Operating Costs and Capital Expenditures; Hotel Renovation

    Hotels, in general, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of furniture, fixtures and equipment ("F, F & E"). Under the terms of the Participating Leases, the Corporation is obligated to establish a reserve to pay the cost of certain capital expenditures at its hotels and pay for periodic replacement or refurbishment of F, F & E. If capital expenditures exceed the Corporation's expectations, the additional cost could have an adverse effect on the Corporation's cash available for distribution. In addition, the Corporation may acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

    Competition for Hotel Acquisition Opportunities

    The Companies may be competing for investment opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than the Companies can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Companies and increase the bargaining power of property owners seeking to sell.

    Additionally, the Corporation's ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached Patriot with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future out of concern that the Corporation will rely on the Operating Company to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on the Corporation's acquisition activities in the future.

    Seasonality

    The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at hotels may cause quarterly fluctuations in the operating revenues of the Operating Company and the lease revenues of the Corporation.

Real Estate Investment Risks

    General Risks

    The Corporation's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Corporation's real estate investments and the Corporation's income and ability to make distributions to its stockholders will be dependent upon the ability of the Lessees, the Operators and the Operating Company to operate the Corporation's hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases with the Corporation. Income from the Corporation's hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Companies.

    Value and Illiquidity of Real Estate

    Real estate investments are relatively illiquid. The ability of the Corporation to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Corporation must sell an investment, there can be no assurance that the Corporation will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of the Corporation's investment.

    Property Taxes

    The Companies' hotels and racing facilities are subject to real property taxes. The real property taxes on hotel properties as well as the racing facilities in which the Corporation invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Companies' ability to make distributions to its stockholders could be adversely affected.

    Consents of Ground Lessor Required for Sale of Certain Hotels

    Certain of the Corporation's hotels and the land upon which the Bay Meadows Racecourse, which is located in San Mateo, California and is operated by the Operating Company (the "Racecourse"), is situated are subject to ground leases with third party lessors. In addition, the Corporation may acquire hotels in the future that are subject to ground leases. Any proposed sale of a property that is subject to a ground lease by the Corporation or any proposed assignment of the Corporation's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Corporation may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders.

    Environmental Matters

    The operating costs of the Companies may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Corporation's hotels, the Companies, the Lessees or the Operators may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Corporation's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Corporation's hotels and the Racecourse by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Corporation's hotels or the Racecourse may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Corporation believes would have a material adverse effect on its business, assets, results of operations or liquidity, nor is the Corporation aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Corporation is currently unaware. The Corporation has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the hotels or the Racecourse.

    Uninsured and Underinsured Losses

    Each of the Participating Leases specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. The Corporation believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels (including those leased to the Operating Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of each of the Companies will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation or the Operating Company, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of the Corporation or the Operating Company, as the case may be. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Corporation or the Operating Company might not be adequate to restore its economic position with respect to such property.

    Acquisition and Development Risks

    The Companies currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such acquired hotels or hotel operating companies will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisition. In addition, hotel development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Corporation generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit the Corporation's ability to rely upon lease income from its hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or the Corporation's cash available for distribution might be adversely affected.


Risks of Operating Hotels Under Franchise or Brand Affiliations

    Certain of the Corporation's hotels are operated under franchise or brand affiliations. In addition, hotels in which the Corporation subsequently invests may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the management agreement related to that hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Companies, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a Franchise License. It is possible that a franchisor could condition the continuation of a Franchise License on the completion of capital improvements which the Corporation's Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Corporation's Board of Directors may elect to allow the Franchise License to lapse which could under certain circumstance result in the Corporation incurring significant costs for terminating such Franchise License. In any case, if a franchise or brand affiliation is terminated, the Corporation and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

Horse Racing Industry Risks

    The Operating Company is engaged in the business of conducting and offering pari-mutuel wagering in thoroughbred horse racing at the Racecourse. Such operations are contingent upon the continued governmental acceptance of such operations as forms of legalized gambling. As a form of gambling, pari-mutuel wagering is subject to extensive licensing and regulatory control by the California Horse Racing Board (the "CHRB") and other California authorities. These regulatory authorities have broad powers with respect to the licensing of gaming operations, and may revoke, suspend, condition or limit the gaming operations of the Operating Company. Any such change in regulations may have a material adverse effect on the Operating Company's financial condition and results of operations.

    On July 1, 1997, the Corporation (formerly known as California Jockey Club, "Cal Jockey") merged (the "Merger") with Patriot, with the Corporation being the surviving corporation. Prior to the Merger, the Operating Company (then known as Bay Meadows Operating Company, "Bay Meadows") was licensed by the CHRB for its 1997 horse racing season to hold a split thoroughbred horse racing meet at the Racecourse and to accept pari-mutuel wagers. The CHRB has approved an amendment to permit the Operating Company to conduct the horse racing operations at the Racecourse during the remainder of the 1997 horse racing meet. The racing license must be renewed on an annual basis and the CHRB has broad discretion to reject any application for a license. In addition, California law requires that each of the directors and certain employees of the Operating Company must be licensed with the CHRB. No assurances can be given that the CHRB will grant licenses to each of the directors and each of such employees of the Operating Company. If a director or employee required to be licensed were denied a license by the

CHRB, the Operating Company would have to replace such director or employee with a director or employee who was so licensed.

    The CHRB also has the discretion to limit the number of days and dates on which the Operating Company may conduct live horse racing. No assurance can be given as to how many, or which, horse racing days the CHRB will allocate to the Operating Company in the future, nor can there be any assurance that an issued license will not be modified or revoked.

Lack of Experience in the Horse Racing Business; Reliance on Bay Meadows Management

    The Operating Company manages the Racecourse's horse racing operations, an area in which it has no prior experience. Although the Operating Company has retained certain members of Bay Meadows' former management and personnel to continue to manage these horse racing operations, there can be no assurance that the Operating Company will be able to continue to employ said management and personnel. Failure to retain such management and personnel could have a material adverse effect on the results of operations and financial condition of the Operating Company.


                                 THE COMPANIES

    On July 1, 1997, the Corporation (formerly known as Cal Jockey) and Patriot consummated the Merger, with the Corporation being the surviving corporation. Upon completion of the Merger, the Corporation and the Operating Company were the surviving entities, each with a limited partnership subsidiary which holds substantially all of its assets and conducts substantially all of its operations. Following the Merger, the surviving entities have continued the operations of Patriot, the Corporation and the Operating Company. As a result of the Merger, the Corporation became one of two hotel REITs with the paired share ownership structure.

The Corporation

    The Corporation is a self-administered REIT under the Code. The Corporation owns interests in a portfolio of hotels which are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco and Seattle. In addition to hotels catering primarily to business travelers, the Corporation's portfolio also includes world-class resort hotels in Scottsdale and Tucson, Arizona; Carmel, California; and Telluride, Colorado and prominent hotels in major tourist destinations, including Fort Lauderdale, Florida; New Orleans, San Antonio and San Diego. The Corporation also leases approximately 174 acres of land in San Mateo, California upon which the Racecourse is situated.

    On April 14, 1997, the Corporation entered into the Wyndham Acquisition, through which the Corporation agreed to acquire Wyndham's portfolio of owned and leased hotels, management and franchise agreements for Wyndham's managed and franchised properties throughout North America, management and franchise agreements for properties which are currently closed for renovation or construction or are in the process of being converted to the Wyndham brand, and Wyndham's proprietary brand names, including Wyndham/SM/, Wyndham Garden(R) and Wyndham Hotels and Resorts/SM/. Terms of the Wyndham Acquisition provide for Wyndham stockholders to receive 1.372 shares of Paired Common Stock for each share of Wyndham common stock (subject to adjustment under certain circumstances), with up to $100 million of such consideration payable in cash, at the option of Wyndham's stockholders. The Corporation will also assume or retire all of Wyndham's outstanding indebtedness, which totaled approximately $151 million as of June 30, 1997.

    In connection with the proposed Wyndham Acquisition, the Corporation also entered into a definitive agreement with partnerships affiliated with members of the Trammell Crow family providing for the Corporation's acquisition of certain full-service Wyndham-branded hotels (the "Crow Properties Acquisition" and, collectively with the Wyndham Acquisition, the "Wyndham Transactions") for an aggregate purchase price of approximately $332 million in cash, plus up to $14 million in additional cash consideration if two of the hotels meet certain cash flow targets. The Corporation expects that the Wyndham Transactions will be completed in the fourth quarter of 1997. The Wyndham Transactions are subject to various closing conditions, including approval of the Wyndham Acquisition by the stockholders of the Companies and Wyndham. Accordingly, no assurances can be given that the Wyndham Transactions will be consummated.

    As part of their ongoing businesses, the Companies continually engage in discussions with public and private real estate entities, including, without limitation, current lessees of the Companies' hotels, regarding possible portfolio or single asset acquisitions, as well as the acquisition of hotel leasing and management operations. No assurances can be made that the Companies will acquire any such acquisition opportunities.

    The Corporation conducts substantially all of its operations through the Realty Partnership, which owns, directly and through its subsidiaries, the Corporation's interests in each of its hotels. Through PAH GP and PAH LP, the Corporation holds the sole general partnership interest and a limited partnership interest, respectively, in the Realty Partnership.

    Since 1983, the shares of Corporation Common Stock have been paired and have traded together with the shares of Operating Company Common Stock as a single unit pursuant to a stock pairing agreement. The terms of the stock pairing agreement are set forth in the Pairing Agreement, dated as of February 17, 1983 and amended from time to time thereafter, by and between the Corporation and the Operating Company (the "Pairing Agreement"). Since the Merger, the Paired Common Stock has been listed on the NYSE under the symbol "PAH."

    The Corporation's principal executive offices are located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234 and its telephone number at that location is (972) 888-8000.

The Operating Company

    The Corporation leases certain of its hotels to the Operating Company.   The
Operating Company is also engaged in the business of conducting and offering pari-mutuel wagering on thoroughbred horse racing at the Racecourse. As described above, shares of Operating Company Common Stock are paired and trade together with the shares of Corporation Common Stock as a single unit on the NYSE pursuant to the Pairing Agreement. The Operating Company conducts substantially all of its operations through the Operating Partnership, which owns, directly and through its subsidiaries, the Operating Company's assets.
The Operating Company holds the sole general partnership interest and a limited partnership interest in the Operating Partnership.

    The Operating Company's principal executive offices are located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234 and its telephone number at that location is (972) 888-8000.


                       DESCRIPTION OF PAIRED COMMON STOCK

    The statements below describing the Paired Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charters, the Amended and Restated Bylaws of the Corporation (the "Corporation Bylaws") and the Amended and Restated Bylaws of the Operating Company (the "Operating Company Bylaws" and, together with the Corporation Bylaws, the "Bylaws").

General

    The Corporation Charter authorizes the Corporation to issue up to 650 million shares of Corporation Common Stock, 100 million shares of preferred stock, $.01 par value, and 750 million shares of excess stock, $.01 par value (the "Excess Stock"), and the Operating Company Charter authorize the Operating Company to issue up to 650 million shares of Operating Company Common Stock, 100 million shares of preferred stock, $.01 par value, and 750 million shares of Excess Stock.

    Pursuant to the Pairing Agreement, neither the Corporation nor the Operating Company may issue shares of Corporation Common Stock or Operating Company Common Stock, respectively, unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of common stock or preferred stock that is paired of the other company and for the pairing of such shares. Each certificate issued for shares of Paired Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Bylaws. In addition, neither the Corporation nor the Operating Company may declare a stock dividend, issue any rights or warrants or otherwise reclassify shares unless the other company simultaneously takes the same or equivalent action.

    The Paired Common Stock is currently listed on the NYSE under the symbol "PAH." As of October 28, 1997, there were 68,005,704 shares of Paired Common Stock outstanding. The Paired Common Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Terms

    Subject to the preferential rights of any other class or series of stock, holders of shares of Paired Common Stock will be entitled to receive dividends and other distributions in cash, stock or property of the Corporation or the Operating Company, as the case may be, as and when authorized and declared by the respective Board of Directors of each company out of assets legally available therefor and to share ratably in the assets of the respective company legally available for distribution to its respective stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Corporation or the Operating Company, as the case may be.

    Each outstanding share of Paired Common Stock entitles its holder to one vote on all matters submitted to a vote of stockholders of the Corporation or the Operating Company, as the case may be, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Paired Common Stock will possess the exclusive voting power.

    Holders of Paired Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Corporation or the Operating Company.

    Each of the Corporation and the Operating Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    All shares of Paired Common Stock have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

    Pursuant to the Delaware General Corporation Law (the "DGCL"), a merger or consolidation involving either of the Corporation or the Operating Company requires the approval of a majority of the outstanding shares of the constituent corporation to the transaction entitled to vote on such a matter.

Restrictions on Ownership

    For the Corporation to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Corporation in meeting this requirement, the Corporation and the Operating Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the outstanding equity securities of the Corporation or the Operating Company. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

    The transfer agent and registrar for the Paired Common Stock is American Stock Transfer & Trust Company of New York, New York.


                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Corporation to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year).

    The Charters prohibit actual or constructive ownership of shares of Equity Stock of the Corporation or the Operating Company in excess of the Ownership Limit unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters. Any transfer of shares of Equity Stock of the Corporation or the Operating Company that would
(i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of the Corporation or the Operating Company in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of
Section 856(a)(5) of the Code, (iii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of the Corporation or a subsidiary of the Corporation within the meaning of section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock.

    Upon the violation of any of the foregoing transfer restrictions contained in the Charters, that number of shares which violate any of such transfer restrictions shall automatically be converted into an equal number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, and transferred to a trust (a "Trust"). Such shares of Excess Stock held in trust shall remain outstanding shares of stock of the Corporation and the Operating Company and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of the Corporation or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock. The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Board of Directors of the Corporation or the Operating Company, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust.

    Pursuant to the Charters, the Trustee shall have the exclusive and absolute right to designate a permitted transferee (a "Permitted Transferee") of any and all shares of Excess Stock if the Corporation or the Operating Company or both, in the case of paired shares, fail to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for consideration (whether in a public or private sale) the shares of Excess Stock and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation or the Operating Company or both, in the case of paired shares, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the record holders of the shares of Equity Stock that were converted into Excess Stock (each, a "Prohibited Owner"). If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit, such transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold.

    A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price (as determined in the manner set forth in the Charters) on the date of such non-transfer event or transfer and (ii) the price per share received by the Trustee from the sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

    In addition, shares of Excess Stock shall be deemed to have been offered for sale by a Trust to the Corporation or the Operating Company or both, in the case of paired shares, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of paired shares, accept such offer. Either company or both companies, in the case of paired shares, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of paired shares, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of paired shares, do not receive a notice of such transfer or non-transfer event. In the case of shares of Excess Stock that are paired, neither the Corporation nor the Operating Company shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding paired shares of its Excess Stock.

    Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to the Corporation or the Operating Company or both, in the case of paired shares, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation, on the Corporation's status as a REIT.

    Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to the Corporation or the Operating Company or both, in the case of paired shares, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company shall, within 30 days after January 1 of each year, provide to the Corporation or the Operating Company or both, in the case of paired shares, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

    All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

    The restrictions on transfer contained in the Charters could have the effect of delaying, deferring or preventing the acquisition of control of the Corporation and the Operating Company, including certain acquisitions that stockholders might deem to be in their best interest.

    DESCRIPTION OF REALTY PARTNERSHIP UNITS AND OPERATING PARTNERSHIP UNITS
                         AND REDEMPTION OF UNIT PAIRS

General

    This Prospectus, and this section in particular, provides a summary of the material terms of the Partnership Agreements. The discussion and description of the material terms of the Partnership Agreements are subject to and qualified in their entirety by reference to the Partnership Agreements themselves, each of which is on file with the Commission and is incorporated by reference herein.

    Each Unitholder may, subject to certain limitations contained i n the Partnership Agreements, exercise its Redemption Right with respect to a Unit Pair and require that the Partnerships redeem all or a portion of such Unitholder's Unit Pairs. This Redemption Right shall be exercised pursuant to a notice of redemption (the "Notice of Redemption") delivered to the Partnerships, with a copy delivered to the general partner of each of the Partnerships (collectively, the "General Partners") by the Unitholder exercising the Redemption Right. Upon redemption, a Unitholder will receive for each Unit Pair redeemed cash in an amount equal to the market value of one share of Paired Common Stock (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions); provided, however, that the Companies may, in their sole discretion, by notice to the redeeming Unitholder no less than five business days prior to the first business day that is at least 60 business days after the receipt by the Companies of the Notice of Redemption, elect to acquire any Unit Pair presented to the Partnerships for redemption for one share of Paired Common Stock (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions) or for cash in the amount described above. Each of the Partnership Agreements provides that neither of the Companies may elect to acquire a Unit Pair tendered for redemption for a share of Paired Common Stock unless the other company also so elects. If the Companies do not agree to acquire such Unit Pair for a share of Paired Common Stock, the Unit Pair shall be redeemed by each of the Companies for cash.

    Each of the Companies anticipates that it generally will elect to acquire any Unit Pairs presented to the Partnerships for redemption by the issuance of shares of Paired Common Stock pursuant to this Prospectus rather than by paying cash. However, under the terms of the Partnership Agreements, no redemption can occur if the delivery of shares of Paired Common Stock would be prohibited under the provisions of the Corporation's Charter that protect the Corporation's qualification as a REIT. See "Restrictions on Transfers of Capital Stock." In this circumstance, the Companies may elect to acquire any Unit Pairs presented for redemption for cash, in lieu of Paired Common Stock.

Tax Consequences of Redemption

    The following discussion summarizes certain federal income tax considerations that may be relevant to a Unitholder who exercises his Redemption Right.

    Separate Taxation. Notwithstanding that Unit Pairs may be tendered for redemption only in tandem - i.e., as a unit - holders of Unit Pairs will be
                            ---
treated for U.S. federal income tax purposes as holding an equal number of units of limited partnership interest of the Realty Partnership and units of limited partnership interest of the Operating Partnership. The tax treatment of distributions to holders of Unit Pairs and of any gain or loss recognized upon a sale or other disposition of Unit Pairs must therefore be determined separately with respect to each unit contained within a Unit Pair. The tax basis and holding period for each unit contained within a Unit Pair also must be determined separately.

    Tax Treatment of Exchange or Redemption of Unit Pairs. If the Companies elect to purchase Unit Pairs tendered for redemption, the REIT will purchase the Realty Partnership Units that comprise the tendered Unit Pairs, and the Operating Company will purchase the Operating Partnership Units that comprise the tendered Unit Pairs. Each of the Partnership Agreements provides that the redeeming Unitholder, the issuing partnership and the purchasing company shall treat the transaction between the redeeming Unitholder and such company as a sale of the purchased units by the Unitholder to such company at the time of such redemption. Each such sale will be fully taxable to the redeeming Unitholder and such redeeming Unitholder will be treated as realizing for tax purposes on each sale an amount equal to the sum of (i) the cash value or the value of the shares of Corporation Common Stock received (in the case of the purchase of the Realty Partnership Units that comprise the tendered Unit Pairs) or the cash value or the value of the shares of Operating Company Common Stock received (in the case of the purchase of the Operating Partnership Units that comprise the tendered Unit Pairs) plus (ii) the amount of any liabilities allocable to the redeemed units at the time of the redemption (which in the case of Realty Partnership Units includes liabilities of the Realty Partnership only and in the case of Operating Partnership Units includes liabilities of the Operating

Partnership only). The determination of the amount of gain or loss is discussed more fully below. If the Companies do not elect to purchase a Unitholder's Unit Pairs tendered for redemption, the Realty Partnership will redeem the Realty Partnership Units that comprise the tendered Unit Pairs, and the Operating Partnership will redeem the Operating Partnership Units that comprise the tendered Unit Pairs. If a partnership redeems its units for cash that the respective company contributes to the partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such units to such company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Unitholder would be treated as realizing on such deemed sale an amount equal to the sum of the cash received for such units in the exchange plus the amount of any liabilities allocable to such units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Unit Pairs by a Unitholder Generally."

    If the Companies do not elect to purchase Unit Pairs tendered for redemption and a partnership redeems units for cash that is not contributed by the respective company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the partnership redeems less than all of a Unitholder's units in that partnership, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of such Unitholder's units in such partnership immediately before the redemption. The same tax consequences would result if a company contributed cash to the respective partnership to effect a redemption, and the form of the transaction were respected for tax purposes (so that the redemption transaction were treated as the redemption of units by the partnership rather than a sale of units to such company).

    As noted above, if the Companies do not elect to purchase Unit Pairs tendered for redemption, the Realty Partnership will redeem the Realty Partnership Units that comprise the tendered Unit Pairs, and the Operating Partnership will redeem the Operating Partnership Units that comprise the tendered Unit Pairs. There can be no assurance that the Partnerships will fund their respective redemptions in the same manner. For example, one of the Partnerships could fund its redemption of its Units that comprise the tendered Unit Pairs with cash contributed by the respective company, which as noted likely would be taxed as if the company purchased such units directly from the tendering Unitholder, while the other partnership might fund its redemption out of its own funds (not contributed by the respective company), which could have different tax consequences as described above.

    Tax Treatment of Disposition of Units by a Unitholder Generally. If a unit is disposed of in a manner that is treated as a sale of the unit, or a Unitholder otherwise disposes of a unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such unit. See "-- Basis of Units." Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received plus the amount of any liabilities allocable to the unit sold. To the extent that the amount of cash or property received plus the allocable share of any liabilities exceeds the Unitholder's basis for the units disposed of, such Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property received upon such disposition.

    Except as described below, any gain recognized upon a sale or other disposition of a unit will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a Unitholder's share of "unrealized receivables" of the issuing partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables with respect to a particular unit, include, to the extent not previously included in the income of the issuing partnership, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the issuing partnership had sold its assets at their fair market value at the time of the transfer of the unit.

    As noted below in "Certain Federal Income Tax Considerations--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders," the Taxpayer Relief Act of 1997 alters the taxation of capital gain income for individuals as well as estates and trusts. This Act allows the IRS to prescribe regulations governing the application of the new capital gains rates to sales of interests in partnerships. To date, regulations have not yet been prescribed and it remains unclear how these new rates will apply to sales or other dispositions of units.

    Basis of Units. In general, a Unitholder who acquired units in one of the Partnerships by contribution of property and/or money to that partnership had an initial tax basis ("Initial Basis") in those units equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) the Unitholder's adjusted tax basis in any other property contributed in exchange for such units, and less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of such units. The Initial Basis of units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis. Unitholders are urged to consult their own tax advisors regarding their Initial Basis.

    A Unitholder's Initial Basis in its units in one of the Partnerships generally is increased by (i) such Unitholder's share of that partnership's taxable and tax-exempt income and (ii) increases in such Unitholder's allocable share of liabilities of that partnership (including any increase in its share of liabilities occurring in connection with the acquisition of its units). Generally, such Unitholder's basis in its units in one of the Partnerships is decreased (but not below zero) by (i) such Unitholder's share of that partnership's distributions (ii) decreases in such Unitholder's allocable share of liabilities of that partnership (including any decrease in its share of liabilities of such partnership occurring in connection with the acquisition of its units), (iii) such Unitholder's share of losses of that partnership and (iv) such Unitholder's share of nondeductible expenditures of that partnership that are not chargeable to capital account.

    Initial Basis of Operating Partnership Units Issued in Connection with the Merger. In connection with the Merger, the Realty Partnership distributed to its Unitholders (other than the Corporation) an Operating Partnership Unit for each Realty Partnership Unit held by each such Unitholder. The Companies believe that the Operating Partnership Units so distributed were subject to special rules applicable to distributions of "marketable securities" under
Section 731(c) of the Code. As a result, the Companies believe that a Realty Partnership Unitholder's initial basis in any Operating Partnership Units distributed to it in connection with the Merger generally would equal the sum of
(i) the adjusted basis of such Operating Partnership Unit to the Realty Partnership immediately before such distribution, but not in excess of the adjusted basis of the Realty Partnership Unitholder's interest in the Realty Partnership plus (ii) the amount of gain recognized by the Realty Partnership Unitholder upon the distribution of such Operating Partnership Units to it (calculated as the excess of (a) the then fair market value of the Operating Partnership Units distributed to the Realty Partnership Unitholder over (b) the Realty Partnership Unitholder's tax basis in his Realty Partnership Units immediately prior to the distribution). The Realty Partnership Unitholder's adjusted tax basis in his Realty Partnership Units at the time of such distribution would be reduced by the amount described in clause (i) of the preceding sentence. The operation of these rules should provide a Realty Partnership Unitholder with an Initial Basis in the Operating Partnership Units so distributed equal to the price paid by the Realty Partnership for such Operating Partnership Units.

    Potential Application of the Disguised Sale Regulations to a Redemption of Unit Pairs. There is a risk that a redemption by the issuing partnership of units issued in exchange for a contribution of property to that partnership may cause the original transfer of property to that partnership in exchange for units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. In addition, the Disguised Sale Regulations require that any such transfer of money or other consideration within the two year period must be reported to the IRS. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

    Accordingly, if a unit is redeemed by the issuing partnership from a Unitholder who holds units that were issued in exchange for a contribution of property to that partnership, the IRS could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to such partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its units could be subject to the Disguised Sale Regulations.

    Relative Values of Corporation Common Stock and Operating Company Common Stock. As discussed above, if the Companies elect to purchase Unit Pairs tendered for a redemption in exchange for shares of Corporation Common Stock and shares of Operating Company Common Stock, the amount of gain or loss recognized by the Unitholder with respect to the Realty Partnership Units that comprise the tendered Unit Pairs will depend in part on the then value of the shares of Corporation Common Stock received, and the amount of gain or loss recognized with respect to the Operating Partnership Units that comprise the tendered Unit Pairs will depend in part on the then value of the shares of Operating Company Common Stock received. Under the terms of the Pairing Agreement, the Corporation and the Operating Company are obligated to agree on the relative values of a share of Corporation Common Stock and a share of Operating Company Common Stock that comprise a Paired Share. As of the date of this Registration Statement, the Companies previously had agreed that the value of a share of Operating Company Common Stock represents 5% of the value of a Paired Share. There can be no assurance, however, that these relative values will not have changed at the time a Unitholder tenders Unit Pairs or that the IRS will not challenge this valuation.

Comparison of Ownership of Units and Paired Common Stock

    The nature of any investment in Paired Common Stock of the Companies is generally economically equivalent to an investment in Units in the Partnerships. There are, however, some differences between ownership of Units and ownership of Paired Common Stock, some of which may be material to investors. The information below highlights a number of significant differences between the Partnerships and the Companies relating to, among other things, form of organization, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation and compares certain legal rights associated with ownership of Units and Paired Common Stock. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if they exercise their Redemption Right and their Unit Pairs are acquired by the Companies for shares of Paired Common Stock.
This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Unit Pairs should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Companies.

    Form of Organization and Assets Owned. The Realty Partnership is organized as a Virginia limited partnership. A substantial amount of the Corporation's operations are conducted through the Realty Partnership. The Operating Partnership is organized as a Delaware limited partnership. A substantial amount of the Operating Company's operations are conducted through the Operating Partnership.

    The Corporation is organized under the laws of the State of Delaware. The Corporation, through PAH LP and PAH GP, maintains both a limited partner interest and the sole general partner interest, respectively, in the Realty Partnership, which gives the Corporation an indirect investment in the assets owned by the Realty Partnership. As of October 28, 1997, the Corporation, through PAH LP and PAH GP, held an approximate 83.56% economic interest in the Realty Partnership, and such interest will increase as Realty Partnership Units are redeemed for cash or acquired by the Corporation.

    The Operating Company is organized under the laws of the State of Delaware. The Operating Company maintains both a limited partner interest and a general partner interest in the Operating Partnership, which gives the Operating Company an indirect investment in the properties and other assets owned by the Operating Partnership. As of October 28, 1997, the Operating Company held an approximate 82.13% economic interest in the Operating Partnership, and such interest will increase as Operating Partnership Units are redeemed for cash or acquired by the Operating Company.

    Length of Investment. Each of the Partnerships has a stated termination date of December 31, 2050, although each may be terminated earlier under certain circumstances. Each of the Companies has a perpetual term and intends to continue its operations for an indefinite time period.

    Nature of Investment and Distribution Rights. Realty Partnership Units and Operating Partnership Units constitute equity interests entitling each Unitholder to his pro rata share of cash distributions made to the Unitholders of the Partnerships. Each of the Corporation and the Operating Company is entitled to receive its pro rata share of distributions made by the Realty Partnership and the Operating Partnership, respectively, with respect to its interest therein.

    Shares of Paired Common Stock constitute an equity interest in the Companies. Each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to shares of Paired Common Stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors of each Company. To qualify as a REIT, the Corporation must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

    As partnerships, the Realty Partnership and Operating Partnership are not subject to federal income taxation. In determining their federal income tax, partners of each of the Partnerships, including Unitholders, must take into account their allocable share of partnership income, gain, deduction and loss (regardless of whether distributed), and otherwise are subject to the rules governing the taxation of partnerships and partners. By contrast, Unitholders who receive shares of Paired Common Stock upon exercise of their Redemption Right will be taxed on such investment in accordance with the rules governing REITs. See "Certain Federal Income Tax Considerations."

    Issuance of Additional Equity. The Realty Partnership is authorized to issue Realty Partnership Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as PAH GP, as general partner, in its sole discretion, may deem appropriate. The Operating Partnership is authorized to issue Operating Partnership Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as the Operating Company, as general partner, in its sole discretion, may deem appropriate.

    The Board of Directors of each of the Companies may authorize the issuance of shares of capital stock of any class or series, whether now or hereafter authorized, or securities or rights, convertible into shares of capital stock, for such consideration as the respective Board of Directors may deem advisable, subject to such restrictions or limitations as may be set forth in the respective Bylaws. As long as each of the Realty Partnership and the Operating Partnership is in existence, the proceeds of all equity capital raised by the Corporation or the Operating Company will be contributed to the Realty Partnership and the Operating Partnership, respectively, in exchange for Realty Partnership Units or Operating Partnership Units or other interests in the respective Partnerships.

    Liquidity. Subject to certain exceptions, pursuant to the Partnership Agreements, a Unitholder may transfer all or any portion of its Realty Partnership Units or Operating Partnership Units, as the case may be, with or without the consent of the respective General Partners. However, each of the General Partners, in its sole and absolute discretion, may or may not consent to the admission as a Unitholder of any transferee of Realty Partnership Units or Operating Partnership Units, as the case may be. If the general partner of the Realty Partnership or the Operating Partnership, as the case may be, does not consent to the admission of a permitted transferee, the transferee shall be considered an assignee of an economic interest in the respective partnership but will not be a Unitholder for any other purpose; as such, the assignee will not be permitted to vote on any affairs or issues on which a Unitholder may vote.

    The Paired Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Companies' financial results and prospects, the general interest in the Companies' and other real estate investments and the Companies' dividend yield compared to that of other debt and equity securities.

    Purpose and Permitted Investments. The purpose of the Realty Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership organized under the laws of the Commonwealth of Virginia, except that the Realty Partnership Agreement requires the business of the Realty Partnership to be conducted in such a manner that will permit the Corporation to qualify as a REIT for federal income tax purposes. The Realty Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership organized under the laws of the State of Delaware. The Operating Partnership may invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    Under the Charters, each of the Corporation and the Operating Company may engage in any lawful activity permitted under the DGCL.

    Borrowing Policies. The Realty Partnership has no restrictions on borrowings, and PAH GP, its general partner, which is controlled by the Corporation, has full power and authority to borrow money on behalf of the Realty

Partnership. The Operating Partnership has no restrictions on borrowings and the Operating Company, its general partner, has full power and authority to borrow money on behalf of the Operating Partnership.

    Neither of the Companies is restricted under its governing instruments from incurring borrowings. The Companies have entered into a revolving credit facility for a three-year unsecured revolving line of credit (the "Revolving Credit Facility"). The agreements evidencing the Revolving Credit Facility contain certain restrictive covenants including, without limitation, covenants with respect to indebtedness, certain investments, merger or other consolidation, liquidation or dissolution and the sale of assets.

    Other Investment Restrictions. Other than restrictions precluding investments by the Realty Partnership that would adversely affect the qualification of the Corporation as a REIT, there are no restrictions upon the authority of the Partnerships to enter into certain transactions, including, among others, making investments, lending funds of the Partnerships, or reinvesting the Partnerships' cash flow and net sale or refinancing proceeds.

    Other than restrictions precluding investments by the Corporation and the Operating Company that would adversely affect the qualification of the Corporation as a REIT, the Charters and the Bylaws do not impose any restrictions upon the types of investments made by the Companies.

    Management Control. All management powers over the business and affairs of the Realty Partnership and the Operating Partnership are vested in the respective General Partners and no Unitholder has any right to participate in or exercise control or management power over the business and affairs of the Partnerships. The Partnership Agreements provide that the respective General Partners of each of the Partnerships shall be reimbursed for all expenses incurred by it relating to the management and business of the Partnerships.

    The Board of Directors of each of the Companies has exclusive control over such company's business and affairs subject only to the restrictions in such company's certificate of incorporation and bylaws. The Board of Directors of each of the Companies is classified into three classes. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors of each of the Companies may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Companies.

    Management Liability and Indemnification. The Partnership Agreements generally provide that the General Partners will incur no liability to their respective Partnerships or any Unitholder for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if such general partner acted in good faith. In addition, neither of the General Partners is responsible for any misconduct or negligence on the part of its agents provided such general partner appointed such agents in good faith. The Partnership Agreements also provide for indemnification of each of the respective General Partners, its affiliates, and such other persons as such general partner may from time to time designate, against any and all losses, claims, damages, liabilities, joint or several expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of such partnership in which such person may be involved.

    Each of the Companies' Charters, in conjunction with the DGCL, eliminates a director's personal liability to the Corporation or the Operating Company, as the case may be, or their respective stockholders for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or the Operating Company, as the case may be, or their respective stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The DGCL permits, but does not require, a company to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the company, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court. The Bylaws provide for indemnification to the fullest extent authorized by the DGCL and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of the Corporation and the Operating Company.

    Anti-takeover Provisions. Except in limited circumstances, the General Partners have exclusive management power over the business and affairs of their respective Partnerships. The General Partners may not be removed by the Unitholders of their respective Partnerships with or without cause.

    The Charters and the Bylaws and the DGCL contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of each of the Companies or the removal of incumbent management of each of the Companies.

    Voting Rights. Under each of the Partnership Agreements, the Unitholders do not have voting rights relating to the operation and management of the respective Partnerships, except in connection with matters, as described more fully below, involving certain amendments to the respective Partnership Agreements.

    Stockholders of each of the Companies have the right to vote on, among other things, certain amendments to the Charters, a merger or sale of substantially all of the assets of the Corporation or the Operating Company, as the case may be, and the dissolution of the Corporation or the Operating Company, as the case may be. Under the DGCL and the Charters, the sale of all or substantially all of the assets of the Corporation or the Operating Company, as the case may be, or any merger or consolidation of the Corporation or the Operating Company requires the approval of the Board of Directors and holders of a majority of the outstanding shares of common stock of the respective company. Similarly, under the DGCL, the Board of Directors of each of the Companies must obtain approval of holders of a majority of all outstanding shares entitled to vote of the company in question in order to dissolve such company. Each of the Companies is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the respective company. Each share of Paired Common Stock has one vote relative to each of the Companies, and the Charters permit the Board of Directors of each of the Companies to classify and issue preferred stock in one or more series having voting power which may differ from that of the Paired Common Stock.

    Amendment of the Partnership Agreements or the Companies' Charters. Generally, each of the Partnership Agreements may be amended by the General Partners of the respective Partnerships without the consent of the Unitholders, except that certain amendments which alter or change the distribution rights or redemption rights of a Unitholder shall require the consent of the Unitholders holding more than a majority in interest of Realty Partnership Units or Operating Partnership Units, as the case may be.

    The Charters provide that, with the exception of certain provisions concerning business combinations with interested stockholders which require the approval of a greater proportion, each of the Charters may be amended in the manner prescribed by the DGCL, which requires the approval of the Board of Directors and the approval of the stockholders by the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment.

    Compensation, Fees and Distributions. The General Partners are not entitled to receive any compensation for their services as general partner of their respective Partnerships. As a partner in their respective Partnerships, however, the General Partners have the same right to allocations and distributions as other partners of the Partnerships. In addition, each of the Partnerships will reimburse its respective general partner for administrative expenses incurred relating to the ongoing operation of such general partner and certain other expenses arising in connection with its role as general partner.

    The directors and officers of each of the Companies receive compensation for their services.

    Liability of Investors. Under the Realty Partnership Agreement and applicable Virginia law, the liability of the limited partners for the Realty Partnership's debts and obligations is generally limited to the amount of their investment in the Realty Partnership. Under the Operating Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

    Under the DGCL, stockholders generally are not personally liable for the debts or obligations of the Companies.

                              REGISTRATION RIGHTS

    The registration of the shares of Paired Common Stock pursuant to the registration statement, of which this Prospectus is a part, will discharge the Corporation's obligations under the terms of each Registration Rights Agreement it has entered into prior to July 1, 1997 with certain Realty Partnership Unitholders (collectively, the "Registration Rights Agreements"). The following summary does not purport to be complete and is qualified in its entirety by reference to each individual Registration Rights Agreement.

    Pursuant to the Registration Rights Agreements, the Corporation has agreed to pay all expenses of effecting the registration of the Corporation Common Stock (other than brokerage and underwriting commissions and taxes of any kind and other than for any legal, accounting and other expenses incurred by a Realty Partnership Unitholder thereunder). The Corporation also has agreed to indemnify each Realty Partnership Unitholder under the Registration Rights Agreements and its officers, directors and other affiliated persons and any person who controls any holder against certain losses, claims, damages and expenses arising under the securities laws in connection with the registration statement or this Prospectus, subject to certain limitations. In addition, certain of the Realty Partnership Unitholders under the Registration Rights Agreements have agreed to indemnify the Corporation and its respective directors, officers and any person who controls the Corporation against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Corporation by such Realty Partnership Unitholders for use in the registration statement or Prospectus or an amendment or supplement thereto or the failure by such Realty Partnership Unitholders to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of shares covered by the registration statement from such holder through no fault of the Corporation.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of certain provisions that currently govern United States federal income tax treatment of the Corporation and its U.S. Stockholders (as defined below in "--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of Paired Common Stock (also referred to herein as "Paired Shares"). The following discussion is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences that may be relevant to stockholders of the Companies. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder of the Companies. References to the "Corporation" in this section regarding certain Federal Income Tax Considerations include only Patriot American Hospitality, Inc. and references herein to the "Operating Company" include only Patriot American Hospital Operating Company unless the context otherwise requires.

    THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF CORPORATION COMMON STOCK OR OPERATING COMPANY COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF THE COMPANIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THEIR SPECIFIC TAX CONSEQUENCES, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES.

REIT Qualification

   General

    If certain detailed conditions imposed by the provisions of the Code are met, entities such as the Corporation that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

    The Corporation has been and will continue to be operated in a manner intended to allow it to qualify as a REIT. The Corporation in the future intends to operate in a manner so that the Corporation will continue to qualify as a REIT. If the Corporation fails to qualify as a REIT in any taxable year, the Corporation will be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of the Corporation's predecessor, Patriot, to have qualified as a REIT also could cause the Corporation to be disqualified as a REIT and/or subject the Corporation to significant tax liabilities.

    Goodwin, Procter & Hoar, LLP, special tax counsel to the Corporation, has rendered an opinion to the Corporation to the effect that commencing with the taxable year ending December 31, 1983, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Corporation's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Corporation as to factual matters, including representations regarding the nature of the Corporation's properties, and the future conduct of the Corporation's business. Any inaccuracy in such assumptions and representations could adversely affect this opinion. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review the Corporation's compliance with those tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Corporation's control. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. See "Risk Factors--Real Estate Investment Trust Tax Risks." Accordingly, no assurance can be given that the Corporation will satisfy such tests on a continuing basis.

   Paired Shares

    Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Corporation and the Operating Company, then the Corporation then would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on or before June 30, 1983 and the REIT was taxable as a REIT on or before June 30, 1983. As a result of this "grandfathering" rule, Section 269B(a)(3) does not apply to the Corporation. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule and this interpretation, as well as the opinion of Goodwin, Procter & Hoar llp regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to the Corporation, and the Corporation would not qualify as a REIT for any taxable year.

   Potential Reallocation of Income

    Due to the paired share structure, the Companies, and their respective subsidiary entities are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income.
The Corporation and the Operating Company believe that all material transactions between the Corporation and the Operating Company, and among them and/or their subsidiary entities, will be negotiated and structured with the intention of achieving an arm's-length result. The Corporation and the Operating Company believe that all material transactions between them have been similarly negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on the Corporation and the Operating Company. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

   Built-In Gain Tax

    If the Corporation recognizes gain on the disposition of an asset acquired from Wyndham during the ten-year period beginning on the date of the Wyndham Acquisition, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of the Wyndham Acquisition over its then tax basis), the Corporation will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. The Corporation would be required to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain the Corporation's qualification as a REIT. The foregoing assumes that the Corporation makes an election pursuant to IRS Notice 88-19 with respect to the Wyndham Acquisition.

   Classification of the Realty Partnership as a Publicly Traded Partnership

    Section 7704 of the Code treats certain "publicly traded partnerships" as corporations. If the Realty Partnership were taxed as a corporation under these rules, the Corporation would be disqualified as a REIT. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or at least the substantial equivalent thereof)." Interests in the Realty Partnership have not and will not be traded on an established securities market. Currently, the Realty Partnership relies on restrictions on transfers and redemptions recently included in its partnership agreement in order to avoid being taxed as a corporation under Section 7704 of the Code. Prior to such amendments, the Realty Partnership relied on an exemption from the publicly traded partnership rules based on the nature of its income as well as a safe harbor based on the number of its partners. There can be no assurance that efforts to avoid taxation as a corporation under these provisions have been or will be successful.

Sale of Land by the Corporation

    The sale of certain land to an affiliate of PaineWebber Incorporated (the "PaineWebber Land Sale") was structured to qualify as a tax-deferred like-kind exchange. There can be no assurances, however, that such transaction will qualify as a tax-deferred like-kind exchange. If and to the extent the sale cannot be qualified as a tax-deferred like-kind exchange, any capital gain recognized by the Corporation will be taxed to the Corporation at applicable capital gains rates unless the Corporation distributes such gains to its stockholders. For a discussion of the tax consequences to stockholders of distributed and retained capital gains, see "--Federal Income Taxation of Holders of Paired Shares." To the extent that the gain does not qualify for capital gains treatment, the gain will be combined with the Corporation's other taxable income, 95% of which must be distributed each year in order to maintain the Corporation's status as a REIT.

    Notwithstanding the foregoing, in the event that the property in the PaineWebber Land Sale constituted "dealer property," then the sale thereof would not be eligible for tax-deferred like-kind exchange treatment, the gain would be subject to a 100% tax, and the amount of gain would constitute nonqualifying income that likely would disqualify the Corporation as a REIT. Although the Corporation believes that the PaineWebber Land Sale did not constitute a sale of dealer property, whether or not such sale constituted a sale of dealer property is a factual determination not susceptible of legal opinion, and the Corporation did not receive opinions from counsel on such determination. As a result, the opinion rendered by Goodwin, Procter & Hoar llp regarding the Corporation's qualification as a REIT necessarily relies on representations from the Corporation to the effect that the sale did not constitute a sale of dealer property.

Effects of Compliance with REIT Requirements

    Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, all of the Corporation's hotels, other than hotels held by taxable entities in which the Corporation does not hold voting control (currently the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel), have been leased to lessees and the Corporation will continue to lease such hotels after the filing of this Prospectus. Similarly, the Corporation has subleased the land underlying the Racecourse and leased the related improvements to the Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined, low level. The Corporation also may not provide services, other than customary services and (beginning in 1998) de minimus non-customary services, to lessees or their subtenants. In addition, all leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to the Companies leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position.

    Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning Corporation stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.

    In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). In addition, certain asset tests limit the Corporation's ability to acquire non-real estate assets.

Taxation of the Operating Company; Non-Controlled Subsidiaries

    As a "C" corporation under the Code, the Operating Company will be subject to United States federal income tax on its taxable income at corporate rates. As non-REIT subsidiaries, the corporate subsidiaries of the Realty Partnership that are not controlled by it also will be subject to federal income tax.

State and Local Taxation

    The Companies and their stockholders or partners may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, the Corporation, the Operating Company and their stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the ownership of Paired Shares.

Federal Income Taxation of Holders of Paired Shares

   Separate Taxation

    Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for U.S. federal income tax purposes as holding equal numbers of shares of Corporation Common Stock and of Operating Company Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Common Stock and each share of Operating Company Common Stock contained within each Paired Share. The tax basis and holding period for each share of Corporation Common Stock and each share of Operating Company Common Stock also must be determined separately. See "--Tax Consequences of Redemption." Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Corporation Common Stock and the Operating Company Common Stock based on their then relative values.

   Taxation of Taxable U.S. Stockholders

    As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

    As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Common Stock are out of earnings and profits, earnings and profits will be allocated first to any outstanding preferred stock of the Corporation and then allocated to its Common Stock. Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains

(to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Corporation Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Common Stock, such distributions will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Corporation Common Stock has been held for more than 12 months but not more than 18 months or in the case of all tax payers short-term capital gain if the Corporation Common Stock has been held for one year or less) assuming shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

    Distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's the Operating Company's Common Stock, but rather will reduce the adjusted basis of such Operating Company Common Stock. To the extent that such distributions exceed the adjusted basis of a holder's the Operating Company Common Stock they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Operating Company Common Stock has been held for more than 12 months but not more than 18 months or in the case of all tax payers short-term capital gain if the Operating Company Common Stock has been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder.

    The Corporation may elect to retain and pay income tax on net long-term capital gains recognized during the taxable year. For taxable years beginning after December 31, 1997, if the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such of its long-term capital gains as the Corporation may designate. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholders' basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains.

    Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis on any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. The Corporation and the Operating Company will notify stockholders after the close of their taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

    The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation. To date regulations have not yet been prescribed, and it remains unclear how the Relief Act's new rates will apply to capital gain dividends or undistributed capital gains, including for example the extent, if any, to which capital gain dividends or undistributed capital gains from the Corporation will be taxed to individuals, trusts and estates at the new rates for mid-term capital gains and unrealized section 1250 recapture, rather than the long-term capital gain rates. Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.

   Taxation of Stockholders on the Disposition of Paired Shares

    In general, and assuming the taxpayer has the same holding period for the Corporation Common Stock and the Operating Company Common Stock, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than 12 months, (or, in the case of individuals, trusts and estates, mid-term capital gain or loss if the Paired Shares have been held for more than 12 months but not more than 18 months, and long-term capital gain or loss if the Paired Shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

   Information Reporting Requirements and Backup Withholding

    The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

   Taxation of Tax-Exempt Stockholders

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

                             PLAN OF DISTRIBUTION

    The Companies will not receive any proceeds from the issuance of any shares of Paired Common Stock, but will acquire Unit Pairs tendered to the Partnerships for redemption for which they elect to issue shares of Paired Common Stock, the Operating Company doing so directly and the Corporation doing so through PAH LP and PAH GP.

    The Companies will pay substantially all the expenses incurred by the Unitholders and the Companies incident to the offering and sale of the shares of Paired Common Stock registered hereby, but excluding any underwriting discounts, commissions, and transfer taxes.

    The Companies have agreed to indemnify the Unitholders against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

    Certain legal matters, including the legality of the securities and federal income tax considerations, have been passed upon for the Corporation and the Operating Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, as corporate, securities and tax counsel. Gilbert G. Menna, an officer of PAH GP, Inc., a wholly-owned subsidiary of the Corporation, is the sole shareholder of Gilbert G. Menna, P.C., which is a partner in Goodwin, Procter & Hoar LLP. Joseph L. Johnson III, an officer of PAH GP, is a partner in Goodwin, Procter & Hoar LLP. Kathryn I. Murtagh, an officer of the Corporation, the Operating Company and PAH GP is a partner in Goodwin, Procter & Hoar LLP.


                                    EXPERTS

    The Separate and Combined Financial Statements of Cal Jockey and Bay Meadows and its subsidiary as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto (which expresses an unqualified opinion and includes an explanatory paragraph relating to a proposed merger and certain disagreements between Cal Jockey and Bay Meadows) and are incorporated by reference herein. The combined financial statements of the Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The (a) Consolidated Financial Statements of Patriot as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules, (b) the Combined Financial Statements of the Initial Hotels as of December 31, 1994 and for the year ended December 31, 1994 and the period January 1, 1995 through October 1, 1995, and (c) the Financial Statements of NorthCoast Hotels, L.L.C. as of December 31, 1996 and the period April 2, 1996 (inception of operations) through December 31, 1996 appearing in Patriot's 1996 Annual Report on Form 10-K (and with respect to the Consolidated Financial Statements of Patriot referred to above also appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality Inc. and Patriot American Hospitality Operating Company dated July 1, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Statement of Direct Revenue and Direct Operating Expenses of the Mayfair Suites Hotel for the year ended December 31, 1995, (b) Statement of Direct Revenue and Direct Operating Expenses of Marriott Windwatch Hotel for the year ended December 29, 1995, and (c) the Financial Statements of Concorde O'Hare Limited Partnership as of December 29, 1995 and for the year then ended appearing in Patriot's Current Report on Form 8-K, dated December 5, 1996 (filed December 5, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Resorts Limited Partnership as of and for the years ended December 31, 1996 and 1995, (b) the Financial Statements of CV Ranch Limited Partnership as of and for the years ended December 31, 1996 and 1995, and (c) the Financial Statements of Telluride Resort and Spa Limited Partnership as of and for the years ended December 31, 1996 and 1995, appearing in Patriot's Current Report on Form 8-K, dated January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997, and May 19, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of GAH-II, L.P. as of December 31, 1996 and 1995 and for the years then ended, (b) the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay Hotel) as of December 31, 1996 and 1995 and for the years then ended, (c) the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) as of December 31, 1996 and 1995 and for the years then ended, and (d) the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) as of December 31, 1996 and 1995 and for the years then ended, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Financial Statements of Certain of the Initial Hotels as of December 31, 1994 and for the period from January 1, 1995 to October 1, 1995 and for the year ended December 31, 1994, the Financial Statements of Troy Hotel Investors as of October 1, 1995 and for the period January 1, 1995 to October 1, 1995 and Troy Park Associates as of December 29, 1994 and for the period January 1, 1994 through December 29, 1994 included in Patriot's 1996 Annual Report on Form 10-K, the statement of Direct Revenue and Direct Operating Expenses for the Holiday Inn--Miami Airport for the year ended August 31, 1996 included in Patriot's Current Report on Form 8-K dated December 5, 1996, the Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Report on Form 10-K dated March 26, 1997 of Wyndham Hotel Corporation, the Combined Financial Statements of Snavely Hotels as of December 31, 1996 and for the year then ended, the Combined Financial Statements of Minneapolis Hotels as of December 31, 1996 and for the year then ended, and the combined statement of Direct Revenue and Direct Operating Expenses for the Met Life Hotels for the year ended December 31, 1996, included in the Report on Form 8-K dated September 17, 1997, and the Financial Statements of SCP ("Buttes") Inc. as of December 31, 1996 and for the year then ended, included in the Report on Form 8-K/A No, 1, incorporated by reference in this Prospectus, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership as of December 31, 1994 and 1995 and for the years then ended, the Financial Statements of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996 and for the year then ended, and the Financial Statements of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus, have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The CHC Lease Partners financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International, Inc. Hospitality Division financial statements as of November 30, 1996 and 1995 and for the years then ended, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated September 30, 1997, as amended, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

    The Combined Financial Statements of the Crow Family Hotel Partnerships incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

================================================================================

    No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Companies or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Companies since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered Securities to which it relates.



                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information........................................................  4

Incorporation of Certain
  Documents by Reference.....................................................  4

Risk Factors.................................................................  6

The Companies................................................................ 13

Description of Paired Common Stock........................................... 14

Restrictions on Transfers of Capital Stock................................... 15

Description of Realty Partnership Units and
Operating Partnership Units and Redemption
 of Unit Pairs............................................................... 18

Registration Rights.......................................................... 25

Certain Federal Income Tax Considerations.................................... 25

Plan of Distribution......................................................... 31

Legal Matters................................................................ 31

Experts...................................................................... 31

================================================================================


                              7,535,827 Shares of
                              Paired Common Stock


                               Patriot American
                               Hospitality, Inc.


                         Patriot American Hospitality
                               Operating Company


                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                __________, 1997

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*


Registration fee..................................................  $385,132
Printing fees and expenses........................................   100,000
Legal fees and expenses...........................................   100,000
Accounting fees and expenses......................................    30,000
Miscellaneous.....................................................    50,000

Total.............................................................  $665,132

* Fees and expenses are estimated with the exception of the registration fee.

Item 15.  Indemnification of Directors and Officers.

    Pursuant to Section 145 of the DGCL, each of the Corporation Charter and the Operating Company Charter includes a provision which eliminates any personal liability for a director to the Corporation or the Operating Company, as the case may be, and to the stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or the Operating Company, as the case may be, or to the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. In addition, the Corporation Charter and the Operating Company Charter each provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation or the Operating Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    Article VII of each of the Corporation Bylaws and the Operating Company Bylaws provides for indemnification by the Corporation or the Operating Company, as the case may be, of their respective officers, directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by
Section 145 of the DGCL, as amended from time to time and the Corporation and the Operating Company may, by action of their respective Board of Directors, indemnify all other persons the Corporation or the Operating Company may indemnify under the DGCL.

Item 16.      Exhibits.

 Exhibit
 Number       Exhibit
 ------       -------

    3.1       --  Amended and Restated Certificate of Incorporation of Patriot
                  American Hospitality, Inc., incorporated by reference to
                  Exhibit 3.1 to the Registration Statement on Form S-3 of
                  Patriot American Hospitality, Inc. and Patriot American
                  Hospitality Operating Company (Nos. 333-29671 and 333-29671-
                  01).

    3.2       --  Amended and Restated Bylaws, as amended, of Patriot American
                  Hospitality, Inc., incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Patriot American
                  Hospitality, Inc. and Patriot American Hospitality Operating
                  Company (Nos. 333-29671 and 333-29671-01).

    3.3       --  Amended and Restated Certificate of Incorporation, of Patriot
                  American Hospitality Operating Company, incorporated by reference to Exhibit 3.3 to the Registration Statement on Form
                  S-3 of Patriot American Hospitality, Inc. and Patriot American
                  Hospitality Operating Company (Nos. 333-29671 and 333-29671-
                  01).

    3.4       --  Amended and Restated Bylaws, of Patriot American Hospitality
                  Operating Company, incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-3 of Patriot American
                  Hospitality, Inc. and Patriot American Hospitality Operating
                  Company (Nos. 333-29671 and 333-29671-01).

    5.1       --  Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.

    8.1       --  Opinion of Goodwin, Procter & Hoar LLP as to Tax Matters.

   23.1       --  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                  5.1 and Exhibit 8.1).

  *23.2       --  Consent of Deloitte & Touche LLP, San Francisco, California.

  *23.3       --  Consent of Ernst & Young LLP, Dallas, Texas.

  *23.4       --  Consent of Ernst & Young LLP, Seattle, Washington.

  *23.5       --  Consent of Ernst & Young LLP, Phoenix, Arizona.

  *23.6       --  Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida.

  *23.7       --  Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania.

  *23.8       --  Consent of Coopers & Lybrand L.L.P., Dallas, Texas.

  *23.9       --  Consent of Pannell Kerr Forster PC.

 *23.10       --  Consent of Price Waterhouse LLP.

 *23.11       --  Consent of Coopers & Lybrand L.L.P., Newport Beach,
                  California.

 *23.12       --  Consent of Ernst & Young LLP, Miami, Florida.

 *23.13       --  Consent of Deloitte & Touche LLP, Houston, Texas.

 *23.14       --  Consent of Coopers & Lybrand L.L.P., Phoenix, Arizona.

   24.1       --  Powers of Attorney (included on Signature Pages to the
                  Registration Statement).

   99.1       --  Second Amended and Restated Agreement of Limited Partnership
                  of Patriot American Hospitality Partnership, L.P.
                  (incorporated by reference to Exhibit 10.1(1) of the Registration Statement on Form S-4 (Nos. 333-28085, 333-28085-
                  01) dated May 30, 1997).

   99.2       --  Agreement of Limited Partnership of Patriot American
                  Hospitality Operating Partnership, L.P. (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form S-4 (Nos. 333-28085, 333-28085-01 ) dated May 30, 1997).

   99.3       --  Redemption and Registration Rights Agreement dated April 1,
                  1996 by and between Patriot American Hospitality, Inc. and the Holders of Partnership Units of Patriot American Hospitality
                  Partnership, L.P. received in connection with the purchase of certain hotels managed by WestCoast Hotels, Inc. (incorporated by reference to Exhibit 4.3 to Patriot American Hospitality,
                  Inc.'s Registration Statement on Form S-11 (No. 333-04587)).

   99.4       --  Registration Rights Agreement dated May 15, 1996, by and between Patriot American Hospitality, Inc. and LaSalle
                  Advisors Limited Partnership (incorporated by reference to
                  Exhibit 4.5 of Patriot American Hospitality, Inc.'s
                  Registration Statement on Form S-11 (No. 333-04587)).

   99.5       --  Registration Rights Agreement dated July 11, 1996, by and between Patriot American Hospitality, Inc. and Houston
                  Greenspoint Hotel Associates (incorporated by reference to
                  Exhibit 4.6 of Patriot American Hospitality, Inc.'s
                  Registration Statement on Form S-11 (No. 333-04587)).

  *99.6       --  Registration Rights Agreement dated November 15, 1996, by and between Patriot American Hospitality, Inc. and the Holders of
                  Partnership Units of Patriot American Hospitality Partnership,
                  L.P. received in connection with the purchase of the Tutwiler
                  Hotel.

  *99.7       --  Registration Rights Agreement dated January 16, 1997, by and between Patriot American Hospitality, Inc. and Lyon RLP
                  Investments Partnership.

  *99.8       --  Registration Rights Agreement dated January 17, 1997, by and between Patriot American Hospitality, Inc. and the Morgan
                  Stanley Real Estate Fund, L.P., MS California Corporation and
                  MS Colorado Corporation.

----------------

*    Filed herewith

Item 17.   Undertakings.

     (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, October 31, 1997.

PATRIOT AMERICAN HOSPITALITY, INC.          PATRIOT AMERICAN HOSPITALITY
                                            OPERATING COMPANY

By:/s/ Paul A. Nussbaum                     By:/s/ Paul A. Nussbaum
   --------------------------------------      ---------------------------------
   Paul A. Nussbaum                            Paul A. Nussbaum
   Chairman of the Board, Chief Executive      Chairman of the Board and Chief
   Officer and President                       Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                       Title                                 Date
      ---------                       -----                                 ----
            *               Chairman of the Board of Directors,        October 31, 1997
-------------------------   Chief Executive Officer and President,
Paul A. Nussbaum            Patriot American Hospitality, Inc.
                            (Principal Executive Officer)


            *               Chief Financial Officer and Treasurer,     October 31, 1997
-------------------------   Patriot American Hospitality, Inc.
Rex E. Stewart              (Principal Financial Officer and
                            Principal Accounting Officer)


/s/ William W. Evans III    Office of the Chairman and Director,       October 31, 1997
-------------------------   Patriot American Hospitality, Inc.
William W. Evans III

            *               Director, Patriot American                 October 31, 1997
-------------------------   Hospitality, Inc.
John H. Daniels


            *               Director, Patriot American                 October 31, 1997
-------------------------   Hospitality, Inc.
John C. Deterding


            *               Director, Patriot American                 October 31, 1997
-------------------------   Hospitality, Inc.
Gregory R. Dillon


            *               Director, Patriot American                 October 31, 1997
-------------------------   Hospitality, Inc.
Thomas H. Foley


            *               Director, Patriot American                 October 31, 1997
-------------------------   Hospitality, Inc.
Arch K. Jacobson

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                           Title                           Date
        ---------                           -----                           ----

/s/ Paul A. Nussbaum        Chairman of the Board of Directors          October 31, 1997
-------------------------   and Chief Executive Officer,
Paul A. Nussbaum            Patriot American Hospitality Operating
                            Company (Principal Executive Officer)


/s/ Karim Alibhai           President, Chief Operating Officer and      October 31, 1997
-------------------------   Director, Patriot American Hospitality
Karim Alibhai               Operating Company


            *               Chief Financial Officer and Treasurer,      October 31, 1997
-------------------------   Patriot American Hospitality Operating
Rex E. Stewart              Company (Principal Financial Officer
                            and Principal Accounting Officer)


            *               Director, Patriot American                  October 31, 1997
-------------------------   Hospitality Operating Company
Arch K. Jacobson

            *               Director, Patriot American                  October 31, 1997
-------------------------   Hospitality Operating Company
Leonard Boxer


            *               Director, Patriot American                  October 31, 1997
-------------------------   Hospitality Operating Company
Russ Lyon, Jr.


            *               Director, Patriot American                  October 31, 1997
-------------------------   Hospitality Operating Company
Burton C. Einspruch


/s/ Sherwood Weiser         Director, Patriot American Hospitality      October 31, 1997
-------------------------   Operating Company
Sherwood Weiser

*By:  /s/ Paul A. Nussbaum
      -----------------------------
      Paul A. Nussbaum
      Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number       Exhibit
 ------       -------

    3.1       --  Amended and Restated Certificate of Incorporation of Patriot
                  American Hospitality, Inc., incorporated by reference to
                  Exhibit 3.1 to the Registration Statement on Form S-3 of
                  Patriot American Hospitality, Inc. and Patriot American
                  Hospitality Operating Company (Nos. 333-29671 and 333-29671-
                  01).

    3.2       --  Amended and Restated Bylaws, as amended, of Patriot American
                  Hospitality, Inc., incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Patriot American
                  Hospitality, Inc. and Patriot American Hospitality Operating
                  Company (Nos. 333-29671 and 333-29671-01).

    3.3       --  Amended and Restated Certificate of Incorporation, of Patriot
                  American Hospitality Operating Company, incorporated by reference to Exhibit 3.3 to the Registration Statement on Form
                  S-3 of Patriot American Hospitality, Inc. and Patriot American
                  Hospitality Operating Company (Nos. 333-29671 and 333-29671-
                  01).

    3.4       --  Amended and Restated Bylaws, of Patriot American Hospitality
                  Operating Company, incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-3 of Patriot American
                  Hospitality, Inc. and Patriot American Hospitality Operating
                  Company (Nos. 333-29671 and 333-29671-01).

    5.1       --  Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.

    8.1       --  Opinion of Goodwin, Procter & Hoar LLP as to Tax Matters.

   23.1       --  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                  5.1 and Exhibit 8.1).

  *23.2       --  Consent of Deloitte & Touche LLP, San Francisco, California.

  *23.3       --  Consent of Ernst & Young LLP, Dallas, Texas.

  *23.4       --  Consent of Ernst & Young LLP, Seattle, Washington.

  *23.5       --  Consent of Ernst & Young LLP, Phoenix, Arizona.

  *23.6       --  Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida.

  *23.7       --  Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania.

  *23.8       --  Consent of Coopers & Lybrand L.L.P., Dallas, Texas.

  *23.9       --  Consent of Pannell Kerr Forster PC.

 *23.10       --  Consent of Price Waterhouse LLP.

 *23.11       --  Consent of Coopers & Lybrand L.L.P., Newport Beach,
                  California.

 *23.12       --  Consent of Ernst & Young LLP, Miami, Florida.

 *23.13       --  Consent of Deloitte & Touche LLP, Houston, Texas.

 *23.14       --  Consent of Coopers & Lybrand L.L.P., Phoenix, Arizona.

   24.1       --  Powers of Attorney (included on Signature Pages to the
                  Registration Statement).

   99.1       --  Second Amended and Restated Agreement of Limited Partnership
                  of Patriot American Hospitality Partnership, L.P.
                  (incorporated by reference to Exhibit 10.1(1) of the Registration Statement on Form S-4 (Nos. 333-28085, 333-28085-
                  01) dated May 30, 1997).

   99.2       --  Agreement of Limited Partnership of Patriot American
                  Hospitality Operating Partnership, L.P. (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form S-4 (Nos. 333-28085, 333-28085-01 ) dated May 30, 1997).

   99.3       --  Redemption and Registration Rights Agreement dated April 1,
                  1996 by and between Patriot American Hospitality, Inc. and the Holders of Partnership Units of Patriot American Hospitality
                  Partnership, L.P. received in connection with the purchase of certain hotels managed by WestCoast Hotels, Inc. (incorporated by reference to Exhibit 4.3 to Patriot American Hospitality,
                  Inc.'s Registration Statement on Form S-11 (No. 333-04587)).

   99.4       --  Registration Rights Agreement dated May 15, 1996, by and between Patriot American Hospitality, Inc. and LaSalle
                  Advisors Limited Partnership (incorporated by reference to
                  Exhibit 4.5 of Patriot American Hospitality, Inc.'s
                  Registration Statement on Form S-11 (No. 333-04587)).

   99.5       --  Registration Rights Agreement dated July 11, 1996, by and between Patriot American Hospitality, Inc. and Houston
                  Greenspoint Hotel Associates (incorporated by reference to
                  Exhibit 4.6 of Patriot American Hospitality, Inc.'s
                  Registration Statement on Form S-11 (No. 333-04587)).

  *99.6       --  Registration Rights Agreement dated November 15, 1996, by and between Patriot American Hospitality, Inc. and the Holders of
                  Partnership Units of Patriot American Hospitality Partnership,
                  L.P. received in connection with the purchase of the Tutwiler
                  Hotel.

  *99.7       --  Registration Rights Agreement dated January 16, 1997, by and between Patriot American Hospitality, Inc. and Lyon RLP
                  Investments Partnership.

  *99.8       --  Registration Rights Agreement dated January 17, 1997, by and between Patriot American Hospitality, Inc. and the Morgan
                  Stanley Real Estate Fund, L.P., MS California Corporation and
                  MS Colorado Corporation.

----------------

*    Filed herewith